Exhibit 99.1

ACE Limited Baerengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com	News Release

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS RECORD THIRD QUARTER OPERATING INCOME OF

$759 MILLION, PREMIUM REVENUE UP 31% AND COMBINED RATIO OF 90.3%;

REALIZED AND UNREALIZED LOSS CONTRIBUTES TO

BOOK VALUE PER SHARE DECLINE OF 1%;

OPERATING INCOME GUIDANCE INCREASED TO $6.55-$6.75 PER SHARE

ZURICH, October 25, 2011 — ACE Limited (NYSE: ACE) today reported a net loss for the quarter ended September 30, 2011, of $0.09 per share, compared with net income of $1.97 per share for the same quarter last year;(1) income excluding net realized gains (losses) was $2.22 per share, compared with $2.01 per share for the same quarter last year.(2) Annualized operating return on average equity for the quarter was 13.6%.(3) The property and casualty (P&C) combined ratio for the quarter was 90.3%. The quarter was marked by financial market volatility in the credit, equity and foreign exchange markets, which impacted net income and book value. A net realized and unrealized loss contributed to a book value per share decline of 1%. Financial market volatility impacted the company’s variable annuity reinsurance business resulting in a net loss of about $660 million, which comprised a realized loss of $706 million related to the change in fair-value liabilities, offset by $45 million in operating income. Book value is up 3% for the year.

Third Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2011	2010	Change	2011	2010	Change
Net income (loss)	$(31)	$675	(105)%	$(0.09)	$1.97	(105)%
Net realized gains (losses), net of tax	(790)	(13)	NM	(2.31)	(0.04)	NM

Income excluding net realized gains (losses), net of tax (2)	$759	$688	10%	$2.22	$2.01	10%

Net income for the nine months ended September 30, 2011, was $2.45 per share, compared with $6.18 per share for the same period in 2010. For the nine months ended September 30, 2011, income excluding net realized gains (losses) was $5.02 per share, compared with $5.73 per share for 2010. Book value increased $776 million, up 3% from December 31, 2010. The P&C combined ratio for the nine months ended September 30, 2011, was 95.2%.

Nine Months Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2011	2010	Change	2011	2010	Change
Net income	$835	$2,107	(60)%	$2.45	$6.18	(60)%
Net realized gains (losses), net of tax	(878)	152	NM	(2.57)	0.45	NM

Income excluding net realized gains (losses), net of tax (2)	$1,713	$1,955	(12)%	$5.02	$5.73	(12)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had outstanding operating results in what were very difficult financial market conditions. All principal businesses performed well and contributed positively to the operating results in the quarter. Revenue increased 31% and after-tax operating income was $759 million, up 10% and a record for our company. Our performance in the quarter was led by excellent current accident year underwriting results that benefited from both underwriting discipline and risk management. We also had strong contributions from our recent acquisitions and very good growth in investment income driven by portfolio construction and positive cash flow. The strength of our well-balanced portfolio of businesses was in evidence, including commercial P&C globally, personal accident and life, crop and our global presence, particularly in faster growing regions such as Asia and Latin America.

“As a result of an historic drop in interest rates – the lowest level in over 100 years – and an equity market correction driven by Federal Reserve action and a flight to safety by investors, we incurred a substantial charge to book value from a negative mark to market in our variable annuity reinsurance business and our corporate fixed income investment portfolio. In our judgment, the majority of this mark will be transient and will reverse over time making a positive contribution to book value in future quarters.

“ACE is in excellent shape and we remain quite confident about our prospects for the fourth quarter and beyond.”

Operating highlights for the quarter ended September 30, 2011, were as follows: (1)

•	P&C net premiums written and earned both increased 33%. On a constant-dollar basis, P&C net premiums written and earned both increased 28%.
•

Total pre-tax catastrophe losses including reinstatement premiums were $121 million, compared with $97 million for the third quarter of 2010. The catastrophe losses represent 3.1 percentage points of the combined ratio. After-tax catastrophe losses including reinstatement premiums were $86 million for both the third quarter of 2011 and 2010.

•	The P&C combined ratio was 90.3% compared with 88.4% last year.
•	P&C underwriting income was $391 million compared with $352 million in 2010.

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•	Favorable prior period development pre-tax was $194 million compared with $201 million in 2010, representing 4.9 percentage points of the combined ratio.
•	The P&C expense ratio was 25.6% compared with 30.2% last year, an improvement of 4.6 percentage points to the combined ratio.
•	Operating cash flow was $935 million for the quarter.
•	Net loss reserves increased $63 million in the quarter and $1.1 billion for the year.
•	Net investment income increased 9% to $564 million due primarily to a slower turnover rate in the portfolio and a positive impact from foreign exchange.
•	Annualized operating return on average equity was 13.6% for the quarter.(3)
•	Book value per share (4) decreased 1% from $71.36 at June 30, 2011, to $70.60, and increased 3% from $68.59 at December 31, 2010.
•	Tangible book value per share (4) decreased 1% from $56.98 at June 30, 2011, to $56.28, and increased 3% from $54.66 at December 31, 2010.
•

Net realized and unrealized losses pre tax from our investment portfolio totaled approximately $87 million as a result of the mark-to-market impact of credit spreads widening in the quarter. This comprised a gain of $362 million in the investment grade fixed income portfolio offset by losses of $449 million principally in the B/BB high yield bond portfolio. There were minimal credit losses. (See page 19 in the Financial Supplement.)

•

Net realized losses from derivative accounting related to variable annuity reinsurance were approximately $706 million, net of applicable hedges. The company believes the negative mark is not a good representation of its liabilities because of prescriptive derivatives (or “fair value”) accounting assumptions, which value the underlying contracts as if policyholders were invested at a risk-free fixed income rate when in fact they are invested primarily in equities for a long-term period. The company considers traditional insurance GAAP accounting a more representative measurement of the performance of a long-term buy-and-hold insurance business. (See page 10 in the Financial Supplement.)

•

The company believes that the marks associated with both its variable annuity reinsurance business and its high yield investment portfolio are market price-driven based on the last day of the quarter and, while volatile given current market conditions, will be largely transient and will accrete back to book value over time. As of Monday, October 24, 2011, the mark associated with the variable annuity reinsurance business had improved by approximately $200 million.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended September 30, 2011, include:

•

Insurance-North American: Net premiums written increased 53%. Adjusted for one-time transactions in 2010 and crop insurance, net premiums written decreased 5%. The combined ratio was 94.3% compared with 90.2%.

•	Insurance-Overseas General: Net premiums written increased 19%. On a constant-dollar basis, net premiums written increased 8%. The combined ratio was 85.9% compared with 86.0%.
•	Global Reinsurance: Net premiums written decreased 8%. The combined ratio was 65.4% compared with 74.3%.
•	Life: Revenues increased 16%. Operating income was $88 million compared with $72 million.

Please refer to the ACE Limited Financial Supplement, dated September 30, 2011, which is posted on our website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

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The company is increasing earnings guidance for full-year 2011. Operating income after tax is now expected to range between $6.55 and $6.75 per share for the full year. This includes $630 million after tax in catastrophe losses for the first three quarters, plus $75 million after tax in catastrophe losses for the fourth quarter. The guidance also includes $335 million of after-tax positive prior period development reflected in the first three quarters. There is no prior period development included in our guidance for the fourth quarter.

ACE will host its third quarter earnings conference call and webcast on Wednesday, October 26, 2011, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live and archived webcast at www.acegroup.com or by dialing 800-967-7185 (within the United States) or 719-457-2654 (international); passcode 9247852. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 9247852.

The ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE:ACE), a component of the S&P 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acegroup.com

(1) All comparisons are with the same period last year unless specifically stated.

(2) Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other income (expense) related to partially-owned entities because the amounts of these gains (losses) do not relate to their respective operations.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income and gains (losses) from separate account assets that do not qualify for separate account reporting under generally accepted accounting principles (GAAP). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

See reconciliation of Non-GAAP Financial Measures on page 23 in the financial supplement. These measures should not be viewed as a substitute for net income determined in accordance with GAAP.

(3) Calculated using income excluding net realized gains (losses) divided by average shareholders’ equity for the period excluding unrealized gains (losses) on investments and the deferred tax component included in shareholders’ equity. To annualize a quarterly rate, multiply by four.

(4) Book value per common share is shareholders’ equity divided by the shares outstanding. Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

(5) For the three months ended September 30, 2011, weighted-average shares outstanding used in calculating net loss per share excludes the effect of dilutive securities of 2,464,705 shares. In periods where a net loss is recognized, inclusion of incremental dilution is anti-dilutive.

NM – not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, recent corporate developments and acquisitions, our products and product mix, economic outlook and insurance market conditions, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	September 30 2011	December 31 2010
Assets
Investments	$55,499	$51,407
Cash	766	772
Insurance and reinsurance balances receivable	5,403	4,233
Reinsurance recoverable on losses and loss expenses	12,837	12,871
Other assets	14,215	14,072

Total assets	$88,720	$83,355

Liabilities
Unpaid losses and loss expenses	$38,476	$37,391
Unearned premiums	6,594	6,330
Other liabilities	19,900	16,660

Total liabilities	64,970	60,381

Shareholders’ equity
Total shareholders’ equity	23,750	22,974

Total liabilities and shareholders’ equity	$88,720	$83,355

Book value per common share (4)	$70.60	$68.59

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Gross premiums written	$5,900	$5,002	$15,967	$14,946
Net premiums written	4,343	3,295	11,742	10,286
Net premiums earned	4,490	3,422	11,556	9,932
Losses and loss expenses	2,745	1,887	7,234	5,608
Policy benefits	83	93	282	267
Policy acquisition costs	666	607	1,825	1,697
Administrative expenses	517	433	1,526	1,356

Underwriting income (2)	479	402	689	1,004
Net investment income	564	516	1,677	1,538
Net realized gains (losses)	(760)	(50)	(878)	127
Interest expense	62	58	187	162
Other income (expense):
Losses from separate account assets (2)	(39)	—	(39)	—
Other	(48)	25	(43)	26
Income tax expense	165	160	384	426

Net income (loss) available to holders of common shares	$(31)	$675	$835	$2,107

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$2.22	$2.01	$5.02	$5.73
Net income (loss) (5)	$(0.09)	$1.97	$2.45	$6.18

Weighted average diluted shares outstanding (5)	340.9	341.9	340.9	340.8

Loss and loss expense ratio	64.7%	58.2%	66.6%	59.6%
Policy acquisition cost ratio	14.8%	17.9%	15.9%	17.1%
Administrative expense ratio	10.8%	12.3%	12.7%	13.5%

Combined ratio	90.3%	88.4%	95.2%	90.2%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Gross Premiums Written

Insurance - North American	$3,294	$2,759	$7,966	$7,538
Insurance - Overseas General	1,883	1,584	5,760	5,242
Global Reinsurance	254	281	882	1,000
Life	469	378	1,359	1,166

Total	$5,900	$5,002	$15,967	$14,946

Net Premiums Written

Insurance - North American	$2,207	$1,445	$5,227	$4,278
Insurance - Overseas General	1,432	1,205	4,346	3,927
Global Reinsurance	250	272	847	932
Life	454	373	1,322	1,149

Total	$4,343	$3,295	$11,742	$10,286

Net Premiums Earned

Insurance - North American	$2,299	$1,444	$5,249	$4,140
Insurance - Overseas General	1,503	1,321	4,254	3,835
Global Reinsurance	240	271	754	803
Life	448	386	1,299	1,154

Total	$4,490	$3,422	$11,556	$9,932

Income Excluding Net Realized Gains (Losses) (2)

Insurance - North American	$288	$312	$835	$934
Insurance - Overseas General	294	242	530	584
Global Reinsurance	145	129	276	402
Life	88	72	258	222
Corporate	(56)	(67)	(186)	(187)

Total	$759	$688	$1,713	$1,955

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